CONTACT: Roni Imbeaux Vice President, Finance and Investor Relations 404-407-1104 rimbeaux@cousins.com Cousins Properties to Acquire Trophy Lifestyle Office Property in Downtown Austin ATLANTA (December 10, 2024) — Cousins Properties (NYSE: CUZ) announced today that it is under contract to acquire 601 West 2nd Street, also known as Sail Tower, an 804,000 square foot trophy lifestyle office property in Austin, for a net purchase price of $521.8 million. The transaction is expected to close in December, subject to customary closing conditions. Sail Tower is located near the Second Street entertainment district in Downtown Austin and offers unobstructed views of Lady Bird Lake. It is just a few blocks away from Cousins’ existing 1.7 million square foot Downtown Austin office portfolio, which is currently 93% leased. Sail Tower was developed in 2022 and the office space is 100% leased to a Fortune 20 company (S&P: AA+) through 2038. “We are thrilled to add this iconic office property, with a strong investment grade customer, to our Austin portfolio,” said Colin Connolly, President and Chief Executive Officer of Cousins Properties. “Austin continues to exhibit strong demand fundamentals, attracting top talent and growing companies. This exciting transaction enables Cousins to enhance the quality of our leading lifestyle office portfolio and is immediately accretive to earnings.” Please refer to the Investor Relations page of Cousins’ website for a presentation with additional information on the transaction discussed in this release. About Cousins Properties Cousins Properties is a fully integrated, self-administered and self-managed real estate investment trust (REIT). The Company, based in Atlanta, GA and acting through its operating partnership, Cousins Properties LP, primarily invests in Class A office buildings located in high growth Sun Belt markets. Founded in 1958, Cousins creates shareholder value through its extensive expertise in the development, acquisition, leasing, and management of high-quality real estate assets. The Company has a comprehensive strategy in place based on a simple platform, trophy assets, and opportunistic investments. For more information, please visit www.cousins.com. News Release